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Press Release	FOR IMMEDIATE RELEASE

BPI Energy Plans Accelerated Drilling in Second Half of Fiscal 2007
CLEVELAND—February 8, 2007—BPI Energy Holdings, Inc. (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced accelerated drilling plans for the remainder of fiscal 2007, which ends July 31, 2007.
BPI plans to drill 50 wells during the next six months. This compares with four wells drilled during the first half of the year. The program will require capital expenditures of approximately $10.5 million. BPI’s drilling package for the remainder of fiscal 2007 includes 29 development wells, 12 pilot wells, three pressure observation wells, one water disposal well and five test wells.
James Craddock, chief operating officer, said, “Our team is focused on a methodical testing and pilot production program to identify the areas and zones with the greatest commercial potential. We have a very large acreage portfolio, and obtaining reliable data on reservoir quality is critical for making prudent capital spending decisions that will maximize production and reserve growth. Based on data collected to date, we continue to be encouraged about the quality of our CBM assets and their potential.”
This drilling program is part of BPI’s long-range plan for systematically evaluating and developing its 500,000 net acres in the Illinois Basin, which is the largest CBM acreage position held by any exploration and production company in the Basin. The Company currently has one active rig drilling, with plans for contracting additional rigs during February to execute the drilling program.
Southern Illinois Basin Project
All of the Company’s current gas sales are from the Delta project, which has demonstrated “proof of concept” of CBM in the Southern Illinois Basin. Net gas sales from the Southern Illinois Basin were 37,352 and 88,842 Mcf for the quarter and six months ended January 31, 2007, up 36% and 88%, respectively, compared with 27,395 and 47,183 Mcf for the same periods ended January 31, 2006. Gas sales for the second quarter of fiscal 2007 declined 27% sequentially due to the previously announced nitrogen-related pipeline curtailment. Sales from Delta continue at a constrained rate of approximately 550 Mcf per day. A nitrogen-rejection unit is currently being constructed, with start-up anticipated within the next 30 to 45 days.
Northern Illinois Basin Project
BPI drilled a 10-well pilot program in its Shelby County acreage during the last quarter of fiscal 2006 after analyzing data from its initial test well in Shelby County. Pilot production is being monitored and results to date continue to be encouraging. The Company plans to drill two additional pilot wells and a pressure observation well at Shelby as it continues its evaluation of pilot production. BPI plans to make a decision regarding development at Shelby by the end of April 2007.
Four additional test wells are planned to be drilled in the next six months to continue evaluation of its Northern Project, which comprises 353,000 acres.

Western Illinois Basin Project
The Clinton #1, Wash #1 and Perry #1-A test wells were drilled in the last quarter of fiscal 2006. Laboratory analysis of the core samples from these wells is ongoing. BPI plans to drill one additional test well in the Western Basin during the next six months.
James Azlein, president and CEO of BPI, said, “This is a very exciting time for BPI. All the ingredients for production and reserve growth are in place and the potential of the Illinois Basin is getting closer to being realized. Our team’s specific expertise in developing large CBM plays, our substantial acreage position and the long-lived nature of CBM production and reserves combined have the potential to create significant long-term value. In addition, we are constantly evaluating new opportunities to build and leverage our dominant strategic position in the Illinois Basin.”
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About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at approximately 500,000 acres.
News releases and other information on the company are available on the Internet at:
http://www.bpi-energy.com
Some of the statements contained in this press release may be deemed to be forward-looking in nature, outlining future expectations or anticipated operating results or financial conditions. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results or conditions to differ materially from the information expressed or implied by these forward-looking statements. Some of the factors that could cause actual results or conditions to differ materially from our expectations, include, but are not limited to: (a) our inability to generate sufficient income or obtain sufficient financing to fund our operations through July 31, 2007, or our operations after that date, (b) our inability to retain our acreage rights at our projects at the expiration of our lease agreements, due to insufficient CBM production or other reasons, (c) our failure to accurately forecast CBM production, (d) displacement of our CBM operations by coal-mining operations, which have superior rights in most of our acreage, (e) our failure to accurately forecast the number of wells that we can drill, (f) a decline in the prices that we receive for our CBM production, (g) our failure to accurately forecast operating and capital expenditures and capital needs due to rising costs or different drilling or production conditions in the field, (h) our inability to attract or retain qualified personnel with the requisite CBM or other experience, and (i) unexpected economic and market conditions, in the general economy or the market for natural gas. We caution readers not to place undue reliance on these forward-looking statements.
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 363-7093